Consulting Agreement

Investor Relations Services

Effective January 1st, 2010, Ms. Kimberly Stempien, (“Ms. Kimberly Stempien”) and BAETA Corp (“Company”) agree as follows:

1.           Services and Payment.  Ms. Kimberly Stempien agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A.  As the only consideration due Ms. Kimberly Stempien regarding the subject matter of this Agreement, Company will pay Ms. Kimberly Stempien in accordance with Exhibit A.

2.           Ownership; Rights; Proprietary Information; Publicity.

A.           Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Ms. Kimberly Stempien during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Ms. Kimberly Stempien will promptly disclose and provide all Inventions to Company.  Ms. Kimberly Stempien hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under New Jersey Labor Code if Ms. Kimberly Stempien was an employee of Company.  Ms. Kimberly Stempien shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.  Ms. Kimberly Stempien hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and in Ms. Kimberly Stempien’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Ms. Kimberly Stempien.

B.           Ms. Kimberly Stempien agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Ms. Kimberly Stempien develops, learns or obtains during the period over which Ms. Kimberly Stempien is to be providing Services that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.”  Ms. Kimberly Stempien will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, Ms. Kimberly Stempien shall not be obligated under this paragraph with respect to information Ms. Kimberly Stempien can document is or becomes readily publicly available without restriction through no fault of Ms. Kimberly Stempien.  Upon termination and as otherwise requested by Company, Ms. Kimberly Stempien will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Ms. Kimberly Stempien may keep its personal copies of its compensation records and this Agreement. Ms. Kimberly Stempien also recognizes and agrees that Ms. Kimberly Stempien has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Ms. Kimberly Stempien’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

C.           As additional protection for Proprietary Information, Ms. Kimberly Stempien agrees that during the period over which it is to be providing Services (i) and for one year thereafter, Ms. Kimberly Stempien will not encourage or solicit any employee or Ms. Kimberly Stempien of Company to leave Company for any reason and (ii) Ms. Kimberly Stempien will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Ms. Kimberly Stempien will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

D.           To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Ms. Kimberly Stempien agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, Company may and is hereby authorized to use Ms. Kimberly Stempien’s name in connection with promotion of its business, products and services and to allow others to do so and.  To the extent any of the foregoing is ineffective under applicable law, Ms. Kimberly Stempien hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible.  Ms. Kimberly Stempien will confirm any such ratifications and consents from time to time as requested by Company.  If any other person provides any Services or provides services similar to any of those referred to above in this paragraph in connection with the Services, Ms. Kimberly Stempien will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

E.           If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Ms. Kimberly Stempien and not assigned hereunder, Ms. Kimberly Stempien hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.           Warranty.  Ms. Kimberly Stempien warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Ms. Kimberly Stempien may have to others; (ii) all work under this Agreement shall be Ms. Kimberly Stempien’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Ms. Kimberly Stempien); and, (iii) Ms. Kimberly Stempien has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4.           Termination.  If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon 15 days’ notice unless the breach is cured within the notice period.  Company also may terminate this Agreement at any time, with or without cause, upon 15 days’ notice, but, if (and only if) without cause, Company shall upon termination pay Ms. Kimberly Stempien all unpaid amounts due for Services completed prior to notice of termination.  Sections 2 (subject to the limitations on Section 2.c stated therein) through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.  Company may communicate such obligations to any other (or potential) client or employer of Ms. Kimberly Stempien.

5.           Relationship of the Parties; Independent Contractor; No Employee Benefits.  Notwithstanding any provision hereof, Ms. Kimberly Stempien is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to any to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.  Ms. Kimberly Stempien agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction of Ms. Kimberly Stempien.   If Ms. Kimberly Stempien is a corporation, it will ensure that its employees and agents are bound in writing to Ms. Kimberly Stempien’s obligations under this Agreement.

6.           Assignment.  This Agreement and the services contemplated hereunder are personal to Ms. Kimberly Stempien and Ms. Kimberly Stempien shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company.  Any attempt to do so shall be void.  Company may assign its rights and obligations under this agreement in whole or part.

7.           Notice.  All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

8.           Miscellaneous.  Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of laws provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees.  Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

9.           Arbitration.  Any controversy or claim (except those regarding Inventions, Proprietary Information or intellectual property) arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however that each party will have a right to seek injunctive or other equitable relief in a court of law.  The prevailing party will be entitled to receive from the nonprevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award.  The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.  The Ms. Kimberly Stempien hereby consents to the arbitration in the State of New Jersey.

Ms. Kimberly Stempien.	BAETA Corp
(Ms. Kimberly Stempien)	(Company)

/s/ Kimberly Stempien	/s/ Len Pushkantser

By	By

Kimberly Stempien	Len Pushkantser, CEO
Printed (Name, Title and Address)	Printed (Name, Title and Address)

EXHIBIT A

SERVICE
Introduction to the following investment Firms:
Westfield Capital. Boston, MA
Musket Research, Cambridge, MA
Vertical Group, Summit, NJ

DELIVERABLES

Meeting with Mathew Strobeck, Ph. D, Partner, Westfield Capital, Boston, MA
Conference call with Richard Wehby.Ph.D.. M.B.A.  Partner Musket Research.Cambriclge, MA.
Meeting with Richard B. Emmett, General Partner, Vertical Group, Summit, NJ

COMPENSATION
10,000 shares of BAETA Corp. class B stock per month.

DURATION OF SERVICE
Until Completion